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                                                                EXHIBIT 2.2




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         AMERICAN HOMESTAR CORPORATION,

                             HEARTLAND HOMES, INC.,

                             JAMES H. JOHNSON, III

                                      AND

                               CHARLES E. RUMBLEY




                                 JULY 25, 1996
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                               TABLE OF CONTENTS


ARTICLE I.

                                  DEFINITIONS . . . . . . . . . . . . . .     1
       Section 1.01.  Definitions   . . . . . . . . . . . . . . . . . . .     1

ARTICLE II.

                               PURCHASE AND SALE  . . . . . . . . . . . .     4
       Section 2.01.  Purchase and Sale of Stock  . . . . . . . . . . . .     4
       Section 2.02.  Purchase Price  . . . . . . . . . . . . . . . . . .     4
       Section 2.03.  Purchase Price Adjustment   . . . . . . . . . . . .     4
       Section 2.04.  Section 338(h)(10) Election   . . . . . . . . . . .     5

ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES
                      OF THE CORPORATION AND SHAREHOLDERS . . . . . . . .     6
       Section 3.01.  Ownership of the Stock  . . . . . . . . . . . . . .     6
       Section 3.02.  Organization and Good Standing; Qualification   . .     7
       Section 3.03.  Capitalization  . . . . . . . . . . . . . . . . . .     7
       Section 3.04.  Corporate Records   . . . . . . . . . . . . . . . .     7
       Section 3.05.  Authorization and Validity  . . . . . . . . . . . .     7
       Section 3.06.  Subsidiaries  . . . . . . . . . . . . . . . . . . .     8
       Section 3.07.  No Violation  . . . . . . . . . . . . . . . . . . .     8
       Section 3.08.  Consents  . . . . . . . . . . . . . . . . . . . . .     8
       Section 3.09.  Financial Statements  . . . . . . . . . . . . . . .     8
       Section 3.10.  Liabilities and Obligations   . . . . . . . . . . .     9
       Section 3.11.  Employee Matters  . . . . . . . . . . . . . . . . .     9
       Section 3.12.  Employee Benefit Plans  . . . . . . . . . . . . . .    10
       Section 3.13.  Absence of Certain Changes  . . . . . . . . . . . .    12
       Section 3.14.  Title; Leased Assets  . . . . . . . . . . . . . . .    13
       Section 3.15.  Commitments   . . . . . . . . . . . . . . . . . . .    14
       Section 3.16.  Insurance   . . . . . . . . . . . . . . . . . . . .    16
       Section 3.17.  Proprietary Rights  . . . . . . . . . . . . . . . .    16
       Section 3.18.  Taxes   . . . . . . . . . . . . . . . . . . . . . .    16
       Section 3.19.  Compliance with Laws  . . . . . . . . . . . . . . .    17
       Section 3.20.  Finder's Fee  . . . . . . . . . . . . . . . . . . .    18
       Section 3.21.  Litigation  . . . . . . . . . . . . . . . . . . . .    18
       Section 3.22.  Accuracy of Information Furnished   . . . . . . . .    18
       Section 3.23.  Condition of Fixed Assets   . . . . . . . . . . . .    18
       Section 3.24.  Inventory   . . . . . . . . . . . . . . . . . . . .    18
       Section 3.25.  Books of Account  . . . . . . . . . . . . . . . . .    18
       Section 3.26.  Backlog   . . . . . . . . . . . . . . . . . . . . .    18





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       Section 3.27.  Distributions and Repurchases   . . . . . . . . . .    19
       Section 3.28.  Customers and Suppliers   . . . . . . . . . . . . .    19
       Section 3.29.  Product Warranties  . . . . . . . . . . . . . . . .    19
       Section 3.30.  Ownership Interests of Interested Persons   . . . .    19
       Section 3.31.  Investments in Competitors  . . . . . . . . . . . .    19
       Section 3.32.  Environmental Matters   . . . . . . . . . . . . . .    19
       Section 3.33.  Certain Payments  . . . . . . . . . . . . . . . . .    20
       Section 3.34.  Government Inquiries  . . . . . . . . . . . . . . .    20
       Section 3.35.  Dealer Incentives   . . . . . . . . . . . . . . . .    20

ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . .    20
       Section 4.01.  Organization and Good Standing  . . . . . . . . . .    20
       Section 4.02.  Authorization and Validity  . . . . . . . . . . . .    21
       Section 4.03.  No Violation  . . . . . . . . . . . . . . . . . . .    21
       Section 4.04.  Finder's Fee  . . . . . . . . . . . . . . . . . . .    21
       Section 4.05.  Commission Reports  . . . . . . . . . . . . . . . .    21
       Section 4.06.  Financial Statements  . . . . . . . . . . . . . . .    21
       Section 4.07.  Absence of Certain Changes  . . . . . . . . . . . .    22

ARTICLE V.

                          THE SHAREHOLDERS' COVENANTS . . . . . . . . . .    22
       Section 5.01.  Consummation of Agreement   . . . . . . . . . . . .    22
       Section 5.02.  June Balance Sheet  . . . . . . . . . . . . . . . .    22
       Section 5.03.  Business Operations   . . . . . . . . . . . . . . .    22
       Section 5.04.  Access  . . . . . . . . . . . . . . . . . . . . . .    23
       Section 5.05.  Environmental Audits  . . . . . . . . . . . . . . .    23
       Section 5.06.  Material Change   . . . . . . . . . . . . . . . . .    23
       Section 5.07.  Approvals of Third Parties  . . . . . . . . . . . .    23
       Section 5.08.  Employee Matters  . . . . . . . . . . . . . . . . .    23
       Section 5.09.  Employee Benefit Plans  . . . . . . . . . . . . . .    23
       Section 5.10.  Contracts   . . . . . . . . . . . . . . . . . . . .    24
       Section 5.11.  Changes in Inventory  . . . . . . . . . . . . . . .    24
       Section 5.12.  Capital Assets; Payments of Liabilities   . . . . .    24
       Section 5.13.  Mortgages, Liens and Guaranties   . . . . . . . . .    24
       Section 5.14.  No Negotiation with Others  . . . . . . . . . . . .    24
       Section 5.15.  Backlog   . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE VI.

                             PURCHASER'S COVENANTS  . . . . . . . . . . .    24





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ARTICLE VII.

                       PURCHASER'S CONDITIONS PRECEDENT   . . . . . . . .    25
       Section 7.01.  Representations and Warranties  . . . . . . . . . .    25
       Section 7.02.  Covenants and Conditions  . . . . . . . . . . . . .    25
       Section 7.03.  Proceedings   . . . . . . . . . . . . . . . . . . .    25
       Section 7.04.  No Material Adverse Change  . . . . . . . . . . . .    25
       Section 7.05.  Due Diligence Review  . . . . . . . . . . . . . . .    25
       Section 7.06.  Employment Agreements   . . . . . . . . . . . . . .    25
       Section 7.07.  June Balance Sheet and Closing Assets   . . . . . .    25
       Section 7.08.  Approvals   . . . . . . . . . . . . . . . . . . . .    25
       Section 7.09.  Simultaneous Closings   . . . . . . . . . . . . . .    26
       Section 7.10.  Elimination of Plan   . . . . . . . . . . . . . . .    26
       Section 7.11.  Closing Deliveries  . . . . . . . . . . . . . . . .    26

ARTICLE VIII.

           THE CORPORATION'S AND SHAREHOLDERS' CONDITIONS PRECEDENT   . .    26
       Section 8.01.  Representations and Warranties  . . . . . . . . . .    26
       Section 8.02.  Covenants and Conditions  . . . . . . . . . . . . .    26
       Section 8.03.  Proceedings   . . . . . . . . . . . . . . . . . . .    26
       Section 8.04.  Closing   . . . . . . . . . . . . . . . . . . . . .    26
       Section 8.05.  Closing Deliveries  . . . . . . . . . . . . . . . .    26

ARTICLE IX.

                              CLOSING DELIVERIES  . . . . . . . . . . . .    26
       Section 9.01.  Deliveries of the Corporation and Shareholders  . .    26
       Section 9.02.  Deliveries of Purchaser   . . . . . . . . . . . . .    28

ARTICLE X.

                                NONCOMPETITION  . . . . . . . . . . . . .    29
       Section 10.01.  Prohibited Activities  . . . . . . . . . . . . . .    29
       Section 10.02.  Damages  . . . . . . . . . . . . . . . . . . . . .    30
       Section 10.03.  Reasonable Restraint   . . . . . . . . . . . . . .    30
       Section 10.04.  Severability; Reformation  . . . . . . . . . . . .    30
       Section 10.05.  Term   . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE XI.

                                   REMEDIES

       SECTION 11.01.  INDEMNIFICATION BY SHAREHOLDERS  . . . . . . . . .    30
       Section 11.02.  Indemnification by Purchaser   . . . . . . . . . .    31
       Section 11.03.  Conditions of Indemnification  . . . . . . . . . .    31
       Section 11.04.  Limitations of Indemnification   . . . . . . . . .    33
       Section 11.05.  Several Liability  . . . . . . . . . . . . . . . .    33





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       Section 11.06.  Waiver   . . . . . . . . . . . . . . . . . . . . .    33
       Section 11.07.  Remedies Not Exclusive   . . . . . . . . . . . . .    33
       Section 11.08.  Offset   . . . . . . . . . . . . . . . . . . . . .    33
       Section 11.09.  Costs, Expenses and Legal Fees   . . . . . . . . .    34
       Section 11.10  Specific Performance  . . . . . . . . . . . . . . .    34
       Section 11.11.  Tax Effect of Indemnification  . . . . . . . . . .    34

ARTICLE XII.

                                  TERMINATION . . . . . . . . . . . . . .    34
       Section 12.01.  Termination  . . . . . . . . . . . . . . . . . . .    34

ARTICLE XIII.

                                 MISCELLANEOUS  . . . . . . . . . . . . .    35
       Section 13.01.  Amendment  . . . . . . . . . . . . . . . . . . . .    35
       Section 13.02.  Assignment   . . . . . . . . . . . . . . . . . . .    35
       Section 13.03.  Parties In Interest; No Third Party
                         Beneficiaries  . . . . . . . . . . . . . . . . .    36
       Section 13.04.  Entire Agreement   . . . . . . . . . . . . . . . .    36
       Section 13.05.  Severability   . . . . . . . . . . . . . . . . . .    36
       Section 13.06.  Survival of Representations, Warranties
                         and Covenants  . . . . . . . . . . . . . . . . .    36
       Section 13.07.  Governing Law  . . . . . . . . . . . . . . . . . .    36
       Section 13.08.  Captions   . . . . . . . . . . . . . . . . . . . .    37
       Section 13.09.  Gender and Number  . . . . . . . . . . . . . . . .    37
       Section 13.10.  Reference to Agreement   . . . . . . . . . . . . .    37
       Section 13.11.  Confidentiality; Publicity and Disclosures   . . .    37
       Section 13.12.  Notice   . . . . . . . . . . . . . . . . . . . . .    37
       Section 13.13.  Further Instruments of Transfer  . . . . . . . . .    37
       Section 13.14.  Counterparts   . . . . . . . . . . . . . . . . . .    38





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                            STOCK PURCHASE AGREEMENT


       This Stock Purchase Agreement (the "Agreement"), dated as of July 25, 1996, is by and among Heartland Homes, Inc., a North Carolina corporation (the "Corporation"), James H. Johnson, III and Charles E. Rumbley ("Rumbley"), the holders of all of the outstanding capital stock of the Corporation (collectively, the "Shareholders"), and American Homestar Corporation, a Texas corporation ("Purchaser").


                             W I T N E S S E T H :


       WHEREAS, Shareholders hold all of the issued and outstanding shares of capital stock of the Corporation (the "Stock"), and desire to sell, and Purchaser desires to purchase, the Stock;

       WHEREAS, Associated Retailers Group, Inc., a Texas corporation ("ARG"), Rumbley and Manu-Fac Homes, Inc., a North Carolina corporation ("Manu-Fac"), have entered into on the date hereof an Asset Purchase Agreement (the "Asset Purchase Agreement"), pursuant to which ARG shall acquire certain assets of Manu-Fac; and

       WHEREAS, the transactions contemplated hereby are contingent upon the consummation of the transactions contemplated by the Asset Purchase Agreement;

       NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

       SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

       (a) "best knowledge", "have no knowledge of", or "do not know of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any senior management level employee of such entity after diligent investigation and inquiry by such persons.

       (b) "Cash Compensation" shall have the meaning set forth in Section 3.11(a).

       (c)    "Cash Consideration" shall have the meaning set forth in Section
2.02.





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       (d)    "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson & Walker, Suite 6000, 901 Main Street, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto. The Closing shall be effective as of the Closing Date for all purposes.

       (e) "Closing Date" shall mean the date as soon as practicable after the date hereof; provided that the date may not be later than August 30, 1996, unless such date is extended by mutual agreement of all of the parties hereto, and shall be the same date as the closing date of the Asset Purchase Agreement.

       (f)    "Code" shall mean the Internal Revenue Code of 1986.

       (g)    "Commission" shall mean the Securities and Exchange Commission.

       (h)    "Commission Reports" shall have the meaning set forth in Section
4.05.

       (i)    "Commitments" shall have the meaning set forth in Section
3.15(a).

       (j) "Compensation Plans" shall have the meaning set forth in Section 3.11(b).

       (k) "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including information derived from reports, investigations, research, work in progress, codes, software, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, maps, confidential filings with any state or federal agency, and all other concepts, know-how, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

       (l)    "Controlled Group" shall have the meaning set forth in Section
3.12(d).

       (m)    "Damages" shall have the meaning set forth in Section 11.01.

       (n) "December Balance Sheet" shall mean the balance sheet of the Corporation as at December 31, 1995 which is included in the Financial Statements.

       (o) "December Net Worth" shall mean the sum of the assets of the Corporation as shown on the December Balance Sheet less the sum of the liabilities of the Corporation as shown on the December Balance Sheet.

       (p)    "Employee Benefit Plan" shall have the meaning set forth in
Section 3.12(a).

       (q) "Employee Policies and Procedures" shall have the meaning set forth in Section 3.11(d).

       (r)    "Employment Agreements" shall have the meaning set forth in
Section 3.11(c).





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       (s)    "Environmental Laws" shall have the meaning set forth in Section
3.32.

       (t) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       (u)    "Financial Statements" shall have the meaning set forth in
Section 3.09.

       (v)    "Form" shall have the meaning set forth in Section 2.02.

       (w) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

       (x) "Johnson Employment Agreement" shall have the meaning set forth in Section 9.01(k).

       (y)    "Joint Election" shall have the meaning set forth in Section
2.04.

       (z) "June Balance Sheet" shall mean the balance sheet of the Corporation at June 28, 1996 which is prepared and delivered in accordance with
Section 5.02 and approved by Purchaser in accordance with Section 7.07.

       (aa) "June Net Worth" shall mean the sum of the assets of the Corporation as shown on the June Balance Sheet less the sum of the liabilities of the Corporation as shown on the June Balance Sheet. The accounting methods and practices employed in computing the December Balance Sheet shall be utilized in computing the June Balance Sheet. In order to compute the June Net Worth and the EBIT during the EBIT Period, the reserve for warranty and service expense shall be deemed a constant equal to the amount reflected on the December Balance Sheet. Furthermore, in computing the June Net Worth there shall not be deducted any fines or penalties relating or pertaining to the OSHA Citation (as defined in Section 2.03(b)(ii) below), or any costs, expenses or liabilities relating or pertaining to the lawsuit described in Schedule 3.21, Item A.

       (bb)   "Notes" shall have the meaning set forth in Section 2.02.

       (cc) "ordinary course of business" means the usual and customary way in which the Corporation has conducted its business in the past.

       (dd) "Personal Property" shall have the meaning set forth in Section 3.14(b).

       (ee) "Proprietary Rights" shall have the meaning set forth in Section 3.17(a).

       (ff) "Purchase Agreement" shall have the meaning set forth in Section 9.01(l).

       (gg)   "Purchase Price" shall have the meaning set forth in Section
2.02.





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       (hh)   "Purchaser Group" shall have the meaning set forth in Section
10.01.

       (ii)   "Real Property" shall have the meaning set forth in Section
3.14(a).



                                  ARTICLE II.

                               PURCHASE AND SALE

       SECTION 2.01. PURCHASE AND SALE OF STOCK. Subject to and upon the terms and conditions contained herein, at the Closing, Shareholders shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all adverse claims, security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Shareholders, the Stock.

       SECTION 2.02.  PURCHASE PRICE.  Subject to adjustment pursuant to
Section 2.03, the total purchase price for the Stock (the "Purchase Price") shall be the aggregate of the following: (a) $5,300,000 in cash ("Cash Consideration"); and (b) promissory notes of Purchaser issued to each Shareholder in the form attached hereto as Exhibit A (the "Notes") in the aggregate original principal amount of $1,500,000;.

       SECTION 2.03.  PURCHASE PRICE ADJUSTMENT.

       (a) Net Worth. In the event that the June Net Worth is less than or greater than the December Net Worth, the Cash Consideration shall be reduced or increased on a dollar-for-dollar basis at the Closing by an amount equal to such difference. The purchase price adjustment pursuant to this Section, if any, shall be made on the later of (a) the Closing or (b) the date on which the June Balance Sheet is agreed to by Purchaser and attached hereto as Schedule
5.02. In the event the adjustment is made after Closing, Shareholders or Purchaser, as the case may be, agree to promptly pay the amount of such adjustment to the party entitled thereto.

       (b)    EBIT Adjustment.

              (i) If the earnings before interest and taxes ("EBIT") for the twelve month period beginning on January 1, 1996 and ending on December 31, 1996 (the "EBIT Period") derived from the operation of the Corporation's business (the "Business") by the Corporation through the Closing and thereafter by Purchaser in accordance with Section 2.03(b)(ii) hereof is less than $1,365,000 (the "EBIT Target Amount"), then up to $800,000 of the principal amount of the Notes shall be offset and reduced by $100,000 for each whole $25,000 sum that the actual EBIT during the EBIT Period is below the EBIT Target Amount. EBIT shall, except for such modifications as are specifically set forth in Section 2.03(b)(ii) of this Agreement, be determined in accordance with the accounting principles, procedures and methods utilized by the Corporation in computing its income for the 1995 calendar year. If Purchaser and Shareholders cannot agree on the appropriate adjustment by April 1, 1997, then such issue shall be submitted to binding arbitration in Atlanta,





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
Georgia, pursuant to the Commercial Rules of the American Arbitration Association, the decision of which arbitrators shall be final and binding on Purchaser and the Shareholders.

              (ii) Purchaser shall at all times after the Closing and through the end of the EBIT Period operate the Business in a commercially reasonable manner. Following the Closing and through the end of the EBIT Period (i) Purchaser shall own and operate the business formally conducted by the Corporation in substantially the same manner as it was operated by the Corporation prior to the Closing; (ii) subject to the foregoing and provided that Purchaser shall not undertake any fundamental changes having a negative impact on EBIT during the EBIT Period, if Purchaser makes material changes in operating the Business in the ordinary course of business, then Purchaser and the Shareholders shall agree on the methodology for allocating the financial impact of such changes; (iii) James H. Johnson, III and those other key employees of the Corporation as shall be identified by James H. Johnson, III shall be allowed to devote an amount of time to the Business as was historically devoted to the Business prior to the Closing; (iv) pursuant to the terms and conditions of the Employment Agreement attached hereto as Exhibit C, James H. Johnson, III shall serve as the Chief Operating Officer of the Business; (v) charges in the nature of "corporate overhead", "corporate expense allocation" or inter-company charges or other expenses which would not have been incurred by the Corporation (or in excess of amounts which would have been incurred) had the sale and change of control of the Corporation not occurred, shall not be included in computing EBIT; (vi) depreciation and amortization and inventory valuation shall be computed as if the sale had not occurred; (vii) Purchaser shall use all reasonable commercial efforts to (a) assist the Business in reducing its cost of materials and supplies through bulk purchases;
(b) assist the Business in reducing the cost of insurance coverage; and (c) supply the business with adequate working capital; and (viii) a non-recurring accounting fee of $85,000 (paid or payable to the accountants of the Company as a fee for assisting in the procurement of a jobs tax credit) and any fines or penalties imposed as a consequence of the OSHA citation issued on May 31, 1996 shall not be deducted in computing EBIT (the "OSHA Citation").

       SECTION 2.04. SECTION 338(h)(10) ELECTION. Shareholders agree that Purchaser may require Shareholders to join Purchaser in making an election under Section 338(h)(10) of the Code and similar state statutes with respect to the purchase of the Stock (a "Joint Election"). If Purchaser requires that a Joint Election be made, Shareholders and Purchaser shall, within 30 days after the Closing Date exchange completed and executed copies of Form 8023-A and all required schedules thereto (the "Form"), and Shareholders and Purchaser agree to take all other action and file all other necessary reports to elect validly pursuant to Section 338(h)(10) of the Code to treat the transaction as a sale of assets as opposed to a sale of stock. Purchaser and Shareholders shall each file a copy of the Form in a timely manner and shall provide assurance to the other party that it has done so. Purchaser and Shareholders agree to use their best efforts to agree upon the allocation of the Purchase Price in accordance with Section 338 of the Code and the regulations thereunder, and any comparable provisions of state or local law, as appropriate, for purposes of the Joint Election and all other federal income and applicable state income tax purposes; provided that if Shareholders and Purchaser cannot so agree within 30 days after the Closing Date, each shall be free to determine its own allocation and neither shall be bound by any partial or preceding agreement. If Purchaser and Shareholders are able to agree on the allocation of the Purchase Price, they shall each file all tax returns in accordance with such allocation and shall take no position in any tax return, tax proceeding or tax audit which is inconsistent therewith. If any modifications or amendments of the

Form are required after the date of its execution and exchange, Purchaser and Shareholders shall use their best efforts to promptly agree upon such and make any necessary amended filings. Nothing in this Section shall be construed as requiring that either Shareholders or Purchaser hire appraisers or otherwise incur out-of-pocket expenses in order to reach agreement as to any of the allocations described above.

       Within thirty (30) days after the Closing, Purchaser shall allocate the Purchase Price as it shall so determine, and provide such allocation to the Shareholders, and the Shareholders shall utilize such allocation in the preparation of their tax returns. The Shareholders are aware that the Joint Election will result in a portion of the Purchase Price being treated as ordinary income as opposed to capital gains. The Shareholders have agreed to assume the additional tax liability attributable to depreciation recapture; however, the Shareholders have not agreed to assume any additional tax liability attributable to the conversion of any other items from capital gains to ordinary income. Accordingly, in the event that the Purchase Price is allocated by Purchaser or reallocated by the Internal Revenue Service in a manner which results in the treatment of items (other than depreciation recapture) as ordinary income to the Shareholders as opposed to the capital gains treatment which the Shareholders would have had in the absence of the Joint Election, Purchaser agrees to indemnify and hold harmless Shareholders from and against the additional tax liability so incurred by them (the "Tax Imdemnity"). The Tax Indemnity shall be payable by Purchaser to Shareholders on or before April 15 of the year in which such tax is payable (or should have been paid) by the Shareholders. The obligation of the Purchaser to pay the Tax Indemnity shall include interest thereon at the rate of 8% per annum on payments which are not paid as and when due. In the event that Purchaser and Shareholders are unable to agree upon the appropriate amount of the Tax Indemnity, then such issue shall be submitted to binding arbitration in Atlanta, Georgia, pursuant to the commercial rules of the American Arbitration Association, the decision of which arbitrators shall be final and binding on Purchaser and Shareholders.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                      OF THE CORPORATION AND SHAREHOLDERS

        The Shareholders jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing as if made at such time:

       SECTION 3.01. OWNERSHIP OF THE STOCK. Shareholders own, beneficially and of record, good and valid title to the Stock, which constitutes all of the issued and outstanding capital stock of the Corporation, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements. At the Closing, Shareholders will convey to Purchaser good and valid title to all of the issued and outstanding capital stock of the Corporation, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

       SECTION 3.02. ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Corporation is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.02, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Corporation. The Corporation does not have any assets, employees or offices in any state other than the states listed in Schedule 3.02.

       SECTION 3.03. CAPITALIZATION. The authorized and issued capital stock of the Corporation and the ownership interests of the Shareholders is set forth on Schedule 3.03. No shares of the capital stock of the Corporation are held in the treasury of the Corporation. All of the issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Corporation. Neither Shareholders nor the Corporation are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Corporation. No shares of capital stock of the Corporation have been issued or disposed of in violation of the preemptive rights of any of the Corporation's shareholders. All accrued dividends on the capital stock of the Corporation, whether or not declared, have been paid in full.

       SECTION 3.04. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Corporation that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Corporation, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Corporation since the formation of the Corporation.

       SECTION 3.05. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Corporation of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporation. This Agreement and each other agreement contemplated hereby to which it is a party have been or will be as of the Closing Date duly executed and delivered by the Corporation and constitute or will constitute legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. This Agreement and each other agreement contemplated hereby to which either Shareholder is a party have been or will be as of the Closing Date duly executed and delivered by such Shareholder and constitute and will constitute legal, valid and binding obligations of such Shareholder, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except as reflected on Schedule 3.07 hereof, the sale of the

Stock by Shareholders to Purchaser will not impair the ability or authority of the Corporation to carry on its business as now conducted in any respect.

       SECTION 3.06. SUBSIDIARIES. The Corporation does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

       SECTION 3.07. NO VIOLATION. Except as set forth on Schedule 3.07 hereof, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Corporation or any agreement, indenture or other instrument under which the Corporation is bound or to which the Stock or any of the assets of the Corporation are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Stock or any of the assets of the Corporation, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporation, the Stock or the assets of the Corporation. The Corporation has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except for such noncompliance which will not, individually or in the aggregate, have a material adverse effect on the Corporation or Purchaser.

       SECTION 3.08. CONSENTS. Except as set forth in Schedule 3.08, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Corporation or Shareholders.

       SECTION 3.09. FINANCIAL STATEMENTS. The Corporation has furnished to Purchaser the audited balance sheet and related audited statements of income, retained earnings and cash flows for each of the twelve-months ended December 31 for the 1993, 1994 and 1995 calendar years, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the five-month period ended May 31, 1996, and will furnish the June Balance Sheet in accordance with Section 5.02 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Corporation, fairly present the financial condition and results of operations of the Corporation as of the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis with prior periods subject, in the case of the unaudited statements for the five month period ending on May 31, 1996, to normal year end adjustments of the type described in Schedule 3.09 hereof and with the exceptions that the reserves and accruals stated therein have been calculated as set forth on Schedule 3.09 hereof and that the Financial Statements do not reflect any liability relating to the OSHA Citation or the lawsuit referenced in Schedule 3.21, Item A. All accounts receivables shown in the May Balance Sheet have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no presently asserted rights of set-off or counterclaim, except for warranty claims for which reserves have been maintained as herein set forth.

       SECTION 3.10.  LIABILITIES AND OBLIGATIONS.  Except as set forth in
Schedule 3.10, the Financial Statements reflect all liabilities of the Corporation accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the respective dates thereof. The reserves shown in the Financial Statements have been calculated in the manner set forth in Schedule 3.10 hereof on a basis consistent with past practice. Except as set forth in the Financial Statements, Schedule 3.10 or liabilities incurred since the June Balance Sheet through the Closing Date which are of the same type and not materially greater than the amounts set forth in the May 31, 1996 balance sheet of the Corporation, the Corporation is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Corporation nor Shareholders know of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

       SECTION 3.11.  EMPLOYEE MATTERS.

       (a) CASH COMPENSATION. Schedule 3.11(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all executive management of the Corporation, regardless of compensation levels, and all other salaried employees of the Corporation. In addition, Schedule 3.11(a) contains a complete and accurate description of (i) all increases in Cash Compensation of such employees during the current and the 1995 calendar year of the Corporation and (ii) any promised increases in Cash Compensation of such employees that have not yet been effected.

       (b) COMPENSATION PLANS. Schedule 3.11(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Corporation or to which the Corporation contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.12(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. The Corporation has provided Purchaser a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will prospectively by the Corporation.

       (c) EMPLOYMENT AGREEMENTS. No employees of the Company have written employment agreements and all employees are terminable "at will" without any obligation to the Company, except as provided in Schedule 3.11(d). For purposes of this Agreement, "Employment Agreements" include without limitation employee leasing agreements, employee services agreements and noncompetition agreements.

       (d) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.11(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Corporation. The Corporation has provided Purchaser a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will prospectively by the Corporation except to the extent that such Employee Policies and Procedures are required by law.

       (e) UNWRITTEN AMENDMENTS. Except as set forth in Schedule 3.11(e), no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

       (f) LABOR COMPLIANCE. Except as set forth in Schedule 3.11(f), the Corporation (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Corporation before any federal, state or local court, board, department, commission or agency nor, to the knowledge of the Corporation and the Shareholders, does any basis therefor exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation nor, to the knowledge of the Corporation and the Shareholders, does any basis therefor exist.

       (g) UNIONS. The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Corporation and the Shareholders, the employees of the Corporation have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

       (h) ALIENS. To the best knowledge of the Shareholders, all employees of the Corporation are citizens of, or are authorized to be employed in, the United States.

       SECTION 3.12.  EMPLOYEE BENEFIT PLANS.

       (a) IDENTIFICATION. Schedule 3.12(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Corporation or to which the Corporation contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. The Corporation has provided Purchaser with copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Corporation has provided Purchaser a written description of all existing practices engaged in by the Corporation that constitute Employee Benefit Plans. Except as otherwise set forth or as provided by law, each of the Employee Benefit Plans can be terminated or amended at will by the Corporation. No unwritten amendment exists with respect to any Employee Benefit Plan.

       (b) ADMINISTRATION. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.
No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

       (c) QUALIFICATION. The Corporation has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

       (d) FUNDING STATUS. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Corporation is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Schedule 3.12(d) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions. Neither the Corporation nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

       (e) MULTIEMPLOYER PLANS. Neither the Corporation nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

       (f) PBGC; RETIREES. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Corporation or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA. Except as required by law, the Corporation has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Corporation.

       (g) MEDICAL AND DENTAL CARE CLAIMS. Schedule 3.12(g) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by the Corporation to its employees involving hospitalization, medical or dental care claims that have exceeded $10,000 per year for an individual during the Corporation's current fiscal year or any of the three fiscal years preceding the date hereof.

       SECTION 3.13.  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 3.13 and/or as reflected in the Financial Statements since December 31, 1995, the Corporation has not

       (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Corporation or any Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

       (b) contracted for the purchase of capital assets having a cost in excess of $50,000 (individually or in the aggregate) or paid capital expenditures in excess of $50,000 (individually or in the aggregate);

       (c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

       (d) incurred or discharged any liabilities or obligations except in the ordinary course of business;

       (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims;

       (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

       (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business;

       (h) acquired or disposed of any assets except in the ordinary course of business;

       (i) written up or written down the carrying value of any of its assets;

       (j) changed the costing system or depreciation methods of accounting for its assets;

       (k)     waived any material rights or forgiven any material claims;

       (l) lost or terminated any salaried employee, or any material customer or supplier;

       (m)     increased the compensation of any director or officer;

       (n) increased the compensation of any employee except in the ordinary course of business;

       (o) made any payments to or loaned any money to any person or entity referred to in Section 3.30;

       (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

       (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;

       (r) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business;

       (s)     entered into, adopted or amended any Employee Benefit Plan; or

       (t) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation.

       SECTION 3.14.  TITLE; LEASED ASSETS.

       (a) REAL PROPERTY. A description of all interests in real property owned by the Corporation (collectively, the "Real Property") is set forth in
Schedule 3.14(a). Except as set forth in Schedule 3.14(a), the Corporation has good, valid and marketable title to all the Real Property. The Real Property and the leased real property referred to in Section 3.14(c) constitute the only real property used in the conduct of the business of the Corporation. Schedule 3.14(a) contains a description of all indebtedness secured by the Real Property and all mortgages, deeds of trust and other liens on the Real Property.

       (b) PERSONAL PROPERTY. Except as set forth in Schedule 3.14(b), the Corporation has good, valid and marketable title to all tangible and intangible personal property owned by it (collectively, the "Personal Property"). The Personal Property and the leased personal property referred to in Section 3.14(c) constitute the only personal property used in the conduct of the business of the Corporation.

       (c) LEASES. A list and brief description of all leases of real and personal property to which the Corporation is a party, either as lessor or lessee, are set forth in Schedule 3.14(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       (d) RIGHT TO USE ASSETS. Except for those assets acquired since May 31, 1996, which are listed in Schedule 3.14(d), all tangible and intangible assets used in the conduct of the business of the

Corporation are reflected in the Financial Statements in a manner that is in conformity with GAAP applied on a consistent basis with prior periods. The Corporation owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Corporation which will not be impaired by the consummation of the transactions contemplated hereby except as set forth in
Schedule 3.14(d) hereof.

       SECTION 3.15.  COMMITMENTS.

       (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.15, the Corporation has not entered into, nor are the Stock, the assets or the business of the Corporation bound by, whether or not in writing, any

              (i)               partnership or joint venture agreement;

              (ii)       deed of trust or other security agreement;

              (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

              (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

              (v)               labor or collective bargaining agreement;

              (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

              (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

              (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

              (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

              (x) agreement between the Corporation and any affiliate of the Corporation;

              (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Corporation;

              (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $10,000 in the aggregate;

              (xiii)     powers of attorney;

              (xiv)        contracts containing noncompetition covenants;

              (xv) any other contract or arrangement that involves either an unperformed commitment in excess of $10,000 or that terminates more than 30 days after the date hereof;

              (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.30;

              (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Corporation of a particular product or service; or

              (xviii)      any other agreement or commitment not made in the
       ordinary course of business or that is material to the business or financial condition of the Corporation.

All of the foregoing (whether identified on Schedule 3.15 or not) are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. To the best of the Corporation's and Shareholders' knowledge, there are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Corporation, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.15. To the best of the Corporation's and Shareholders' knowledge, the Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Corporation and Shareholders, may be made by any party thereto, nor has the Corporation waived any rights thereunder, except as described in Schedule 3.15. The Corporation has not received notice of any default with respect to any Commitment.

       (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither the Corporation nor any Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Corporation nor any Shareholder knows of any fact that would justify the exercise of such a right. Neither the Corporation nor any Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.15, none of the customers or suppliers of the Corporation has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Corporation.

       SECTION 3.16. INSURANCE. A list and brief description of all insurance policies of the Corporation are set forth in Schedule 3.16. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

       SECTION 3.17.  PROPRIETARY RIGHTS.

       (a) OWNERSHIP. The Corporation owns all patents, trade-marks, service marks, copyrights, technology, know-how, trade secrets, DAPIA manuals and plan approvals, the "Heartland Homes" brand name and all other brand names used in the Corporation's business, customer lists and other proprietary information (collectively, the "Proprietary Rights"), if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule
3.17 is a true and correct description of the Proprietary Rights.

       (b) CONFLICTING RIGHTS OF THIRD PARTIES. To the best of the Corporation's and Shareholders' knowledge, the Corporation has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Corporation nor any Shareholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

       (c) CLAIMS OF OTHER PERSONS. The Corporation and Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Corporation infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Corporation with respect thereto. The Corporation has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by it.

       SECTION 3.18.  TAXES.

       (a) TAXES AND TAX RETURNS. The Corporation has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of the Corporation for the periods covered thereby. The Corporation has paid or accrued all taxes, penalties and interest which have become due with respect to any returns that it has filed and any assessments of which it is aware. The Corporation is not delinquent in the payment of any tax, assessment or governmental charge. No tax deficiency or delinquency has been asserted against the Corporation. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Corporation that could be asserted by any taxing authority. There is no taxing authority audit of the Corporation pending, or to the knowledge of the Corporation or Shareholders threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Corporation has not violated any federal state, local or foreign tax law. The Corporation has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected. All monies required to be withheld by the Corporation and paid to governmental agencies for all income, social security, unemployment insurance, sales excise, use and other taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or
(ii) properly reflected in the Financial Statements of the Corporation. The liabilities (including deferred taxes) shown in the Financial Statements as of the June Financial Statement and to be accrued on the books and records of the Corporation through the Closing Date for taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1995 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

       (b) TAX RELATED MATTERS. Since its incorporation, the Corporation has made a valid election to be treated as an S corporation under Subchapter S of the Code. The Corporation is an S corporation under Subchapter S of the Code, and neither the Corporation nor either Shareholder has taken or failed to take any action that would result in the disqualification of the Corporation to be treated as an S corporation under Subchapter S of the Code. Shareholders are not foreign persons, as such term is referred to in Section 1445(b)(2) of the Code. The Corporation is not, and in prior years has not been, a member of an affiliated group, as such term is defined in Section 1504 of the Code, filing a consolidated return. None of the assets of the Corporation constitute property that Purchaser, or any affiliate of Purchaser, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Corporation are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code. The Corporation has not at any time consented, and Shareholders will not permit the Corporation to elect, to have the provisions of Section 341(f)(2) of the Code apply to it. The Corporation has not voluntarily or involuntarily changed a method of accounting resulting in the Corporation's inclusion of amounts in income pursuant to adjustments under Section 481 of the Code. The Shareholders have paid all income and capital gains taxes passed through to them under Section 1361 of the Code with respect to the Corporation.

       SECTION 3.19. COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.19, the Corporation has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Corporation or Shareholders of any federal, state or local law or regulation that could affect the property or business of the Corporation. The Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in Schedule 3.19.

       SECTION 3.20. FINDER'S FEE. Neither the Corporation nor any Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

       SECTION 3.21. LITIGATION. Except as described in Schedule 3.21, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Shareholders threatened, against or affecting, or that could affect, the Corporation, any of the Stock, or the business of the Corporation. Neither of the Corporation nor Shareholders are
(a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Corporation or to its business, assets, operations or employees or (b) in default with respect to any such order, writ, injunction or decree. Neither of the Shareholders know of any basis for any such action, proceeding or investigation. All surety bonds necessary for the Corporation to do business have been posted, and no claims against such bonds have been made. Except as set forth in Schedule 3.21, no collateral is posted on such bonds.

       SECTION 3.22. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by the Corporation or any Shareholder hereby or in connection with the transactions contemplated hereby is, in all material respects, true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

       SECTION 3.23. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment owned by the Corporation are in adequate condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

       SECTION 3.24. INVENTORY. All of the inventory of the Corporation reflected in the Financial Statements or acquired since May 31, 1996, is in good, current, standard and merchantable condition and is not obsolete or defective. The Corporation has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

       SECTION 3.25. BOOKS OF ACCOUNT. Except as reflected on Schedule 3.25, the books of account of the Corporation have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books.

       SECTION 3.26. BACKLOG. Schedule 3.26 sets forth the backlog of the business of the Corporation as of May 31, 1996 and has been accurately derived from the internal records of backlog of unfilled firm orders for products manufactured or sold by the Corporation as of the date hereof.

       SECTION 3.27.  DISTRIBUTIONS AND REPURCHASES.  Except as set forth in
Schedule 3.27, since December 31, 1995, no distribution, payment or dividend of any kind has been declared or paid by the Corporation on any of its capital stock. Since December 31, 1995, no repurchase of any of the capital stock of the Corporation has been approved or effected by the Corporation.

       SECTION 3.28.  CUSTOMERS AND SUPPLIERS.  Set forth in Schedule 3.28 is
(a) a complete and accurate list of the fifteen largest customers of the Corporation in terms of sales for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, city, state and unit and dollar sales records relating to such customer; (b) a complete and accurate list of the fifteen largest suppliers of the Corporation in terms of dollar volume of transactions for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, city, state and aggregate dollar volume of purchases from such supplier; and (c) a complete and accurate list of the standard prices and any applicable discounts by customer name for the Corporation.

       SECTION 3.29. PRODUCT WARRANTIES. Except as set forth in Schedule 3.29, there is no claim against the Corporation on account of product warranties or with respect to the manufacture, sale or rental of defective products. The Shareholders have previously disclosed to Purchaser that the product warranty and service reserve is an arbitrary number only and that the actual liability is in excess of the reserves reflected in the Financial Statements. Schedule 3.29 sets forth a description of (a) all current claims and claims made within the previous three years on account of product warranties; (b) the average cost incurred on account of product warranty claims per product; and (c) the methodology and statistics used to establish the warranty reserves contained in the Financial Statements.

       SECTION 3.30. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.30, no officer, supervisory employee, director or shareholder of the Corporation, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Corporation, or any organization that has a material contract or arrangement with the Corporation.

       SECTION 3.31.  INVESTMENTS IN COMPETITORS.  Except as set forth in
Schedule 3.31 hereof, no Shareholder owns directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Corporation.

       SECTION 3.32. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.32, the Corporation is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Corporation.

       To the best knowledge of the Shareholders, the assets of the Corporation have never been used in a manner that would be in violation of any of the Environmental Laws. Except as set forth in Schedule 3.32, the Corporation has not obtained and is not required to obtain, and the Corporation has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Corporation by reason of any Environmental Laws. To the best knowledge of the Shareholders, none of the assets owned or leased by the Corporation are on any federal or state "Superfund" list or subject to any environmentally related liens.

       SECTION 3.33. CERTAIN PAYMENTS. Neither the Corporation nor Shareholders nor any director, officer or employee of the Corporation has paid or caused to be paid, directly or indirectly, in connection with the business of the Corporation: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

       SECTION 3.34.  GOVERNMENT INQUIRIES.  Except as set forth in Schedule
3.34 hereof, since December 31, 1993, there have been no inspection reports, questionnaires, inquiries, demands or requests for information received by the Corporation or Shareholders from, or any material statement, report or other document filed by the Corporation with, the federal government or any federal administrative agency (including but not limited to, the Commission, the Department of Housing and Urban Development, the Justice Department, the Internal Revenue Service, the Department of Labor, the Occupational Safety and Health Administration, the Federal Trade Commission, the National Labor Relations Board and the Interstate Commerce Commission), any state securities administrator or any local or state taxing authority, with respect to an alleged violation of, non-compliance with, any law, rule or regulation, including without limitation, under Subpart I of the National Manufacturing Housing Code of the Department of Housing and Urban Development.

       SECTION 3.35. DEALER INCENTIVES. The June Balance Sheet includes all accruals which will be paid as dealer incentives based on the projected annualized volumes of such dealers (i.e., existing volumes have been annualized in the manner hereafter set forth in order to project what volumes will be obtained, and the accruals reflect such annualized volumes). Accruals are calculated by taking each dealer's actual purchases for the six month period ending June 28, 1996, dividing by six and multiplying by 12 (or such higher rate or percentage, if applicable, as has been specifically agreed to by the Corporation and a dealer). Based on such annualized volume, the appropriate percentage amount is applied.


                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing as if made at such time:

       SECTION 4.01. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

       SECTION 4.02. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement, the Notes and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       SECTION 4.03. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

       SECTION 4.04. FINDER'S FEE. Except for obligations to Rauscher Pierce Refsnes, Inc. for which Purchaser shall be fully responsible, Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

       SECTION 4.05. COMMISSION REPORTS. Since May 31, 1995, Purchaser has filed all forms, documents and reports with the Commission required to be filed by it pursuant to federal securities laws and the Commission rules and regulations thereunder (the "Commission Reports"), all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. To the knowledge of Purchaser, the Commission Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements contained therein not misleading.

       SECTION 4.06. FINANCIAL STATEMENTS. The consolidated balance sheets and the related statements of income, shareholders' equity and cash flow (including the related notes thereto) of Purchaser and its consolidated subsidiaries included in the Commission Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein) and present fairly the consolidated financial position of Purchaser and its consolidated subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein.

       SECTION 4.07. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Commission Reports, since May 30, 1995, the business of Purchaser and its subsidiaries has been carried on in the ordinary course and there has not been any adverse change in their business, financial condition, results of operations, assets or liabilities which could reasonably be expected to have a material adverse effect on Purchaser and its consolidated subsidiaries, taken as a whole.

                                   ARTICLE V.

                          THE SHAREHOLDERS' COVENANTS

        The Shareholders agree that between the date hereof and the Closing:

       SECTION 5.01. CONSUMMATION OF AGREEMENT. The Corporation and Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

       SECTION 5.02. JUNE BALANCE SHEET. As soon as practicable after July 12, 1996, but in no event later than August 15, 1996, the Corporation and Shareholders shall prepare and deliver to Purchaser the June Balance Sheet, which balance sheet shall, except as set forth on Schedule 5.02 hereof (a) be compiled in accordance with GAAP applied on a basis consistent with the December Balance Sheet and providing detailed backup schedules mutually agreeable to the parties hereto, (b) be in form and substance reasonably acceptable to Purchaser (including, without limitation, provisions for reserves consistent with the Corporation's past practices) and (c) include detailed schedules of the assets, liabilities and composition of the reserves of the Corporation and the dollar amount thereof. The June Balance Sheet shall be delivered at the Closing, subject to Purchaser's review and satisfaction therewith, as provided in Section 7.07 below.

       SECTION 5.03. BUSINESS OPERATIONS. The Corporation shall operate its business in the ordinary course and will not introduce any new method of management or operation of a material nature. The Shareholders shall, and shall cause the Corporation to, use their best efforts to preserve the business of the Corporation intact, to retain the present customers and suppliers so that they will be available to Purchaser after the Closing. The Shareholders shall not take any action that could materially adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate on the Closing Date or preclude the Shareholders from making such representations and warranties as of the Closing Date. Except as contemplated herein, the Corporation will not (a) declare, pay or make any dividends or distributions on its capital stock; (b) enter into any material agreement (oral or written) with its directors, officers or salaried employees; (c) increase the compensation of its directors, officers or salaried employees; (d) make capital expenditures (or enter into commitments to make capital expenditures) in excess of $50,000 (either individually or in the aggregate); (e) issue any capital stock or capital stock equivalents (including options and warrants) to purchase capital stock of the Corporation; (f) incur indebtedness or other liabilities other than in the ordinary course of business and consistent with past practice; or (g) redeem any capital stock of the Corporation.

       SECTION 5.04. ACCESS. The Corporation and Shareholders shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Corporation, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Corporation as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Corporation.

       SECTION 5.05. ENVIRONMENTAL AUDITS. The Corporation and Shareholders shall cooperate with and provide reasonable assistance to Purchaser in obtaining any environmental studies or audits with respect to the property owned and leased by the Corporation as requested by Purchaser. Except for any Phase I environmental studies, all environmental studies or audits with respect to the property owned and leased by the Corporation shall be at Purchaser's expense.

       SECTION 5.06. MATERIAL CHANGE. The Shareholders shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation. Notwithstanding the disclosure to Purchaser of any such material adverse change, the Shareholders shall not be relieved of any liability for, nor shall the providing of such information by the Corporation to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of the Shareholders contained in this Agreement.

       SECTION 5.07. APPROVALS OF THIRD PARTIES. The Corporation and Shareholders shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

       SECTION 5.08. EMPLOYEE MATTERS. The Corporation shall not, without the prior written approval of Purchaser, except as required by law: (a) adopt, amend or terminate any Compensation Plan, Employment Agreement or Employee Policies and Procedures; (b) institute, settle or dismiss any employment litigation; (c) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or (d) take or fail to take any action with respect to any past or present employee of the Corporation that could materially adversely affect the business of the Corporation.

       SECTION 5.09. EMPLOYEE BENEFIT PLANS. The Corporation shall not, without the prior written approval of Purchaser, except as required by law: (a) adopt, amend or terminate any Employee Benefit Plan; (b) take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries; (c) fail to pay any premium or contribution due or with respect to any Employee Benefit Plan; (d) fail to file any return or report with respect to any Employee Benefit Plan; or (e) take or fail to take any action that could adversely affect any Employee Benefit Plan.

       SECTION 5.10. CONTRACTS. Except with Purchaser's prior written consent, the Corporation shall not waive any right or cancel any contract, debt or claim or assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

       SECTION 5.11. CHANGES IN INVENTORY. The Corporation shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to affect the nature of its business or result in a material change in the total dollar valuation thereof.

       SECTION 5.12. CAPITAL ASSETS; PAYMENTS OF LIABILITIES. The Corporation shall not, without the prior written approval of Purchaser (a) acquire or dispose of any capital asset having an initial cost of $50,000 or more, or (b) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements or (ii) current liabilities and obligations incurred in the ordinary course of business since May 31, 1996 and, in either case (i) or
(ii) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

       SECTION 5.13. MORTGAGES, LIENS AND GUARANTIES. The Corporation shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

       SECTION 5.14. NO NEGOTIATION WITH OTHERS. Neither the Corporation nor any Shareholder shall solicit or participate in negotiations with (and the Corporation and the Shareholders shall use their best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Corporation from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Corporation or any transaction inconsistent with those contemplated hereby.

       SECTION 5.15. BACKLOG. The backlog of the Corporation shall only be increased or decreased in the ordinary course of business.


                                  ARTICLE VI.

                             PURCHASER'S COVENANTS

       Purchaser agrees that between the date hereof and the Closing, Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.


                                  ARTICLE VII.

                        PURCHASER'S CONDITIONS PRECEDENT

       Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

       SECTION 7.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation and Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

       SECTION 7.02. COVENANTS AND CONDITIONS. The Corporation and Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Corporation and Shareholders prior to the Closing Date.

       SECTION 7.03. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

       SECTION 7.04. NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation shall have occurred since May 31, 1996, whether or not such change shall have been caused by the deliberate act or omission of the Corporation or any Shareholder.

       SECTION 7.05. DUE DILIGENCE REVIEW. Purchaser shall have completed a due diligence review of the business, operations, prospects and financial statements of the Corporation, the results of which shall be satisfactory to Purchaser. Purchaser shall have received such environmental studies, audits, reports or liability assessments of the Corporation and its owned and leased properties as Purchaser considers necessary or desirable, which shall be satisfactory to Purchaser.

       SECTION 7.06. EMPLOYMENT AGREEMENTS. All Employment Agreements and consulting, severance and management agreements and other similar compensation plans or arrangements of the Corporation shall be satisfactory to Purchaser.

       SECTION 7.07. JUNE BALANCE SHEET AND CLOSING ASSETS. The June Balance Sheet shall have been delivered to Purchaser by the Shareholders and shall be in form and substance satisfactory to Purchaser (including, without limitation, based on its due diligence review and financial audit). The assets and liabilities of the Corporation will not be materially different on the Closing Date from, and shall be substantially equivalent to, the assets and liabilities of the Corporation as shown on the June Balance Sheet.

       SECTION 7.08. APPROVALS. All authorizations, approvals, consents and waivers of any governmental authority or third party, each as Purchaser deems necessary or desirable to consummate the transactions contemplated by this Agreement, shall have been obtained and shall not be terminated, suspended or withdrawn as of the Closing Date.

       SECTION 7.09. SIMULTANEOUS CLOSINGS. The Closing shall occur simultaneously with the closing of the transactions contemplated by the Asset Purchase Agreement.

       SECTION 7.10.  ELIMINATION OF PLAN.   The Incentive Compensation
(Phantom Stock) Plan of the Corporation shall have been terminated in its entirety, with no cost to the Corporation (unless such cost is reflected as an expense to the Corporation in the June Balance Sheet).

       SECTION 7.11. CLOSING DELIVERIES. Purchaser shall have received all documents, duly executed in form satisfactory to Purchaser and its counsel, referred to in Section 9.01.


                                 ARTICLE VIII.

            THE CORPORATION'S AND SHAREHOLDERS' CONDITIONS PRECEDENT

       Except as may be waived in writing by the Corporation and Shareholders, the obligations of the Corporation and Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

       SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date.

       SECTION 8.02. COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

       SECTION 8.03. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

       SECTION 8.04. CLOSING. The Closing shall occur simultaneously with the closing of the transactions contemplated by the Asset Purchase Agreement.

       SECTION 8.05. CLOSING DELIVERIES. The Corporation or Shareholders, as the case may be, shall have received all documents referred to in Section 9.02.

                                  ARTICLE IX.

                               CLOSING DELIVERIES

       SECTION 9.01. DELIVERIES OF THE CORPORATION AND SHAREHOLDERS. At the Closing, the Corporation and Shareholders shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel and dated as of the Closing Date unless otherwise specified:

       (a) certificates representing all of the Stock, duly endorsed and in proper form for transfer to Purchaser by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;

       (b) a copy of resolutions of the Board of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of the Corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (c) a certificate of the President of the Corporation and of each of the Shareholders, each dated as of the Closing Date, as to the truth and correctness of the representations and warranties of the Corporation and Shareholders contained herein on and as of the Closing Date;

       (d) a certificate of the President of the Corporation and of Shareholders, each dated as of the Closing Date, (i) as to the performance of and compliance by the Corporation and Shareholders with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of the Corporation and Shareholders to the Closing have been satisfied;

       (e) a certificate of the Secretary of the Corporation, dated as of the Closing Date, certifying as to the incumbency of the directors and officers of the Corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Corporation;

       (f) a certificate, dated within ten days of the Closing Date, of the Secretary of State of North Carolina establishing that the Corporation is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

       (g) certificates, dated within ten days of the Closing Date, of the Secretaries of State of the states in which the Corporation is qualified to do business, to the effect that the Corporation is qualified to do business and is in good standing as a foreign corporation in each of such states;

       (h) all authorizations, consents, approvals, permits and licenses referenced in Schedule 3.08;

       (i)    a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Shareholder signed under penalty of perjury, to the effect that such Shareholder is a United States Citizen (and thus not a foreign person) and providing such Shareholder's United States taxpayer identification number;

       (j) a General Release in the form attached hereto as Exhibit B, duly executed by each Shareholder;

       (k) an Employment Agreement in the form attached hereto as Exhibit C (the "Johnson Employment Agreement"), duly executed by James H. Johnson, III;

       (l) a Manufactured Homes Purchase Agreement in the form attached hereto as Exhibit D (the "Purchase Agreement"), duly executed by the Shareholders;

       (m) an opinion of Wishart, Norris, Henninger & Pittman, P.A., counsel to the Corporation and Shareholders, in form and substance reasonably acceptable to Purchaser and their counsel; and

       (n) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Stock.

       SECTION 9.02. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver the following to the Corporation or the appropriate party, each of which shall be dated as of the Closing Date unless otherwise specified:

       (a) the Cash Consideration in immediately available funds, as reduced by Section 2.03 if applicable;

       (b)    the Notes;

       (c) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement, the Notes and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (d) a certificate of the President of Purchaser, dated as of the Closing Date, as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date;

       (e) a certificate of the President of Purchaser, dated as of the Closing Date, (i) as to the performance of and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;

       (f) a certificate of the Secretary of Purchaser, dated as of the Closing Date, certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser;

       (g) a certificate, dated within ten days of the Closing Date, of the Secretary of State of Purchaser's state of incorporation, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state;

       (h) releases of personal guaranties or liability of Shareholders of any indebtedness of the Corporation or with respect to any corporate bonds, in form and substance satisfactory to shareholders;

       (i)    the Johnson Employment Agreement, duly executed by Purchaser; and

       (j) an opinion of Jackson & Walker, L.L.P., counsel to Purchaser in form and substance reasonably acceptable to the Shareholders and their counsel.


                                   ARTICLE X.

                                 NONCOMPETITION

       SECTION 10.01. PROHIBITED ACTIVITIES. In consideration for Purchaser's execution and delivery of this Agreement, and other good and valuable consideration, each Shareholder hereby agrees that, subject to adjustment pursuant to Section 10.05, for a period of five (5) years following the Closing Date, neither Shareholder nor any of his affiliates, shall knowingly, directly or indirectly, for himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

       (a) engage or participate in any business which engages in competition with the business being conducted by Purchaser and its affiliates (the "Purchaser Group"), except as permitted in (d) below (as used herein, a business is engaged in competition with the business being conducted by the Purchaser Group if it is involved in the manufacture, distribution, or sale at retail of manufactured or modular housing in that territory consisting of the States of Virginia, West Virginia, Maryland, Delaware, Tennessee, North Carolina, South Carolina, Georgia, Florida, Arkansas, Louisiana, Alabama, Texas, Kansas, Kentucky, Oregon, Idaho, Washington, Pennsylvania, Nebraska, Colorado, Mississippi, Arizona, New Mexico, Nevada, Oklahoma, Missouri, Utah, Montana and South Dakota, or any other State where the Purchaser Group conducts business during such five-year period; provided, however, that this provision shall not prohibit any Shareholder or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1%, so long as such Shareholder and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with the Purchaser Group; and provided further, however, that Rumbley may retail a park model unit that is not (i) subject to Housing and Urban Development rules and regulations and (ii) larger than 385 square feet);

       (b) induce or attempt to influence any employee of the Purchaser Group to terminate his or her employment, or to hire any person who is an employee of the Purchaser Group, or was an employee of the Purchaser Group during such five-year period, whether or not so induced or influenced, except that any such employee may be hired with Purchaser's prior written consent;

       (c) assist or finance any person or entity which competes with the Purchaser Group, except as permitted in (d) below; or

       (d) engage or participate in any manufactured housing subdivision project, except as set forth in Schedule 10.01 hereto, or in that certain Manufactured Housing Purchase Agreement of even date herewith, by and among Purchaser, the Shareholders and the Corporation.

       SECTION 10.02. DAMAGES. Because of the difficulty of measuring economic losses to the Purchaser as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Purchaser for which it would have no other adequate remedy, the Shareholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by Purchaser or the Corporation by injunctions and restraining orders.

       SECTION 10.03. REASONABLE RESTRAINT. It is agreed by the parties that the foregoing covenants in this Article X impose a reasonable restraint on Shareholders in light of the activities and business of the Corporation on the date of the execution of this Agreement and the future plans of the Corporation and Purchaser. Shareholders hereby agree that this covenant is a material and substantial part of this transaction.

       SECTION 10.04.  SEVERABILITY; REFORMATION.  The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

       SECTION 10.05.  TERM.  It is specifically agreed that the period of five
(5) years stated above, shall be computed by excluding from such computation any time during which Shareholders are in violation of any provision of this
Article X. The covenants contained in this Article X shall have no effect if the transactions contemplated by this Agreement are not consummated, but otherwise shall not be affected by any breach of any other provision hereof by any party hereto. Notwithstanding anything contained herein to the contrary, the provisions of Section 10.01 shall terminate and be of no force in effect with respect to a Shareholder in the event that an Event of Default (as such term is defined in the Note) exists under the Note payable to such Shareholder and such Event of Default has not been cured within the applicable cure period.

                                  ARTICLE XI.

                                    REMEDIES

       SECTION 11.01. INDEMNIFICATION BY SHAREHOLDERS. Subject to the terms and conditions of this Article, each of the Shareholders, severally and not jointly, agrees to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, causes of action, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of Shareholders contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; (b) any studies, audits, investigation, testing, clean-up or remediation work on, or permits required for, the properties owned or leased by the Corporation which is necessary or advisable under or pursuant to Environmental Laws (including, without limitation, any of the foregoing which may arise out of the matters set forth in the studies, audits or reports provided or obtained pursuant to Section 5.05 ("Environmental Matters") but excluding fees and expenses to be borne by Purchaser for certain Phase I environmental studies as provided in Section 11.09; (c) any liabilities, contingent or otherwise (known or unknown and asserted or unasserted) arising out of the Corporation's conduct of its business prior to Closing and the liabilities of the Corporation created prior to Closing or arising out of transactions effected or events occurring on or prior to the Closing Date (including, without limitation, litigation matters which arose from events or circumstances occurring on or prior to the Closing Date), except (i) as set forth on the June Balance Sheet or liabilities incurred since the June Balance Sheet through the Closing Date of the same type and not materially greater (a liability shall be deemed "not materially greater" to the extent of a corresponding increase in a current asset as a result of the incurrence of such liability) than the amount set forth in the May 31, 1996, balance sheet of the Corporation; (ii) as disclosed herein (unless such liability is specifically a subject of indemnification hereunder (including, without limitation (f) below)); and (iii) if such liability is specifically the subject of a representation or warranty set forth in Article III for which a "knowledge" or "materiality" qualifier has been provided for (but, in the case of a "knowledge" qualifier, only to the extent not known and, in the case of a "materiality" qualifier, only if it is not material); and (d) the lawsuits and other matters described on Schedule
3.21 (to the extent such Damages are in excess of reserves relating to such litigation, if any, shown on the June Balance Sheet); (e) all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other taxes ("Taxes") of the Corporation related to taxable periods or portions thereof ending on or before the Closing (except for Taxes which Purchaser has agreed to be responsible for as provided in Section 2.04 above or any failure of Purchaser to make the Joint Election to the extent that such failure has a negative tax impact on the Shareholders); (f) any claims, liabilities, costs, expenses or losses resulting from and arising out of the matters described in
Schedule 11.01 attached hereto, but only to the extent such claims, liabilities, costs, expenses or losses exceed, for any item listed in such Schedule, the dollar amount specified in such Schedule for such item (e.g., in the the case of Item 3, to the extent they exceed $10,000); it being agreed and understood that for the three items listed in Schedule 11.01, Purchaser's sole right to be indemnified for such items under this Section 11.01 shall be limited to its rights under this subpart (f); and (g) any claims, liabilities, costs, expenses or losses resulting from the existence of a "substantial class of homes defect" which requires remediation (including, without limitation, remediation under Subpart I of The National Manufactured Housing Code of the Department of Housing and Urban Development).

       SECTION 11.02. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold Shareholders harmless from and against all Damages asserted against or incurred by Shareholders or either of them by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby, as well as from any Damages arising out of or resulting from the operation of the Corporation's business after the Closing, unless such Damages are attributable to the pre-Closing period or are the subject of Purchaser's indemnification under Section 11.01 above.

       SECTION 11.03. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Corporation and Shareholders and Purchaser (the "indemnifying party") to the other (the party to be indemnified") under Sections 11.01 and 11.02 with respect to laims resulting from the assertion of liability by third parties shall be ubject to the following terms and conditions:

       (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified). Except as set forth in Section 13.06, the failure to promptly deliver a notice of an indemnity claim hereunder shall not relieve the indemnifying party of its obligations to the indemnified party with respect to such claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

       (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

       (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

       SECTION 11.04. LIMITATIONS OF INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary, the Shareholders' liability for Damages as provided in Section 11.01 hereof shall be limited to the Purchase Price, as adjusted pursuant to Section 2.03 hereof. On and after the first anniversary date of the Closing and except with respect to Damages relating to Environmental Matters, Taxes, and the representations and warranties set forth in Sections 3.01, 3.03, 3.05,
3.18 and 3.32 hereof, the Shareholders' liability for Damages as provided in
Section 11.01 hereof shall be limited to an aggregate amount equal to the principal balance of the Notes outstanding from time to time; provided, however, that such reduced liability maximum shall not apply if prior to such date, the Shareholders have been notified of a claim for indemnity hereunder which potentially exceeds such reduced liability maximum, and such shall not have been finally resolved or disposed of as of such date. Further, the Shareholders shall not be liable for any Damages to Purchaser hereunder until the aggregate amount of all such Damages exceeds Seventy-Five Thousand Dollars ($75,000.00) ($37,500 each), it being understood and agreed by the Shareholders that when the amount of such damages exceeds $75,000.00 in the aggregate ($37,500) each, indemnification may be sought against the Shareholders in full for all such damages from the first dollar thereof; provided, however, that this sentence shall not apply to the items listed in Schedule 11.01.

       SECTION 11.05. SEVERAL LIABILITY. Notwithstanding anything to the contrary contained herein, the indemnification obligation of the Shareholders under this Article XI shall be several and not joint. No Shareholder shall be individually obligated to indemnify Purchaser for any Damages incurred or suffered by Purchaser in excess of one-half of such Damages for which Purchaser is entitled to indemnification. The Purchaser shall be entitled to bring suit against the Shareholders jointly for any Damages indemnified hereunder, but shall be estopped and prohibited from obtaining judgment against or enforcing judgment against either Shareholder for an amount greater than one-half the total amount to be indemnified.

       SECTION 11.06. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

       SECTION 11.07. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

       SECTION 11.08. OFFSET. Any and all amounts owing or to be paid by any party hereto to any other party hereto, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by such other party to such party in respect of the indemnification provisions contained herein or any failure or breach of any representation, warranty or covenant of such other party under or in connection with this Agreement or any other agreement with such party or any transaction contemplated hereby or thereby, as reasonably determined by such party. If such party determines that such offset is appropriate, notice shall be given to such other party of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by such other party prior to such due date, as determined by such party, the amount of such payment shall not be so reduced. With respect to any payments which are due and owing to Purchaser pursuant to the provisions of Section 2.03 or Section 11.01, Purchaser agrees to first offset such amounts against payments to be made by Purchaser under the Notes to the extent any such payments remain.

       SECTION 11.09. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including accountants' and attorneys' fees and expenses), except that (a) the costs and expenses for any Phase I environmental study requested by Purchaser pursuant to Section 5.05 shall be borne one-half by Purchaser and one-half by Shareholders and (b) each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement; provided that, notwithstanding the foregoing, in the event the transactions contemplated hereby are consummated, any and all costs and expenses incurred or accrued by the Corporation in connection with the negotiation and documentation of this Agreement and the agreements contemplated hereby, the consummation of the transactions contemplated hereby or otherwise in connection herewith, shall be paid by, and be the obligations of, the Shareholders.

       SECTION 11.10 SPECIFIC PERFORMANCE. Each party hereto acknowledges that a refusal by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, the other parties hereto shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement against the refusing party, as well as injunctive relief (without being required to post bond or other security).

       SECTION 11.11. TAX EFFECT OF INDEMNIFICATION. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder.


                                  ARTICLE XII.

                                  TERMINATION

       SECTION 12.01.  TERMINATION.  This Agreement may or shall be terminated:

       (a) At any time prior to the Closing Date by mutual agreement of all parties.

       (b) At any time after August 30, 1996 (or such later date if extended pursuant to Section 1.01(e) above), by any party if the Closing has not occurred.

       (c) At any time prior to the Closing Date by Purchaser if any representation or warranty of the Shareholders contained in this Agreement or in any certificate or other document executed and delivered by the Corporation pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Corporation or Shareholders fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five days.

       (d) At any time prior to the Closing Date by the Shareholders if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five days.

       (e) On or after the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied or waived by Purchaser by the Closing Date.

       (f) On or after the Closing Date by the Shareholders if the conditions stated in Article VIII have not been satisfied or waived by the Shareholders by the Closing Date.

In the event this Agreement is terminated pursuant to subparagraph (b), (c),
(d), (e) or (f) above, Purchaser, the Corporation and Shareholders shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.


                                 ARTICLE XIII.

                                 MISCELLANEOUS

       SECTION 13.01. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

       SECTION 13.02. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser. In the event of an assignment of this Agreement by Purchaser to one of its affiliates, Purchaser agrees that it shall guarantee the obligations of such assignee to the Shareholders hereunder including but not limited to all obligations pursuant to the Notes and the obligations set forth in Section 2.03(b) above.

       SECTION 13.03. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

       SECTION 13.04. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       SECTION 13.05. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       SECTION 13.06. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Corporation, Shareholders or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Corporation and Shareholders or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years, except for (a) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation, (b) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely and (c) the non-competition provisions contained in Article X, which shall survive the Closing for a period of five years. Notwithstanding the above, if prior to any expiration date the indemnifying party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity, to the extent of such claim only, until such claim is finally resolved or disposed of.

       SECTION 13.07. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

       SECTION 13.08. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

       SECTION 13.09. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

       SECTION 13.10. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

       SECTION 13.11.  CONFIDENTIALITY; PUBLICITY AND DISCLOSURES.

       (a) All copies of any information delivered to Purchaser pursuant to this Agreement shall, upon the written request of the Corporation, be promptly returned to the Corporation in the event this Agreement is terminated, and Purchaser agrees that it will use any information obtained from such review which is "Confidential Information" only for purposes of making its decision as to whether to consummate the transactions contemplated herein and not for any other purposes. For purposes of this Section 13.11(a), "Confidential Information" does not include information which: (i) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section; (ii) was known by Purchaser on a nonconfidential basis prior to the disclosure thereof; or (iii) is acquired by Purchaser from a third party who has no confidential commitment to the Corporation with respect to the same.

       (b) Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by law (including, without limitation, federal securities laws), regulation or court or administrative order, (ii) to advisors, financiers or lenders of any party or to any party's directors, officers, employees and representatives involved in the transactions contemplated herein or (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Corporation.

       SECTION 13.12. NOTICE. Any notice or demand which is permitted or required hereunder will be deemed to have been received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) or one day after sent by overnight delivery by a nationally recognized courier or telecopy providing confirmation or receipt of delivery, or (c) three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested to the addresses listed on Schedule 13.12 attached hereto, or at any other address designated by any party hereto to all other parties hereto in writing.

       SECTION 13.13. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (a) vest in Purchaser good and valid title to the Stock, free and clear of any adverse claims, security interests, liens, claims and encumbrances and (b) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

       SECTION 13.14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                    HEARTLAND HOMES, INC.


                                    By:
                                       -----------------------------
                                    Its:
                                        ----------------------------



                                    AMERICAN HOMESTAR CORPORATION


                                    By:
                                       -----------------------------
                                    Its:
                                        ----------------------------




                                    --------------------------------
                                    JAMES H. JOHNSON, III


                                    --------------------------------
                                    CHARLES E. RUMBLEY

                               INDEX OF SCHEDULES



Schedule 3.02        Foreign Jurisdictions

Schedule 3.03        Capitalization and Shareholders

Schedule 3.08        Consents

Schedule 3.07        Violations

Schedule 3.10        Liabilities and Obligations

Schedule 3.11(a)     Cash Compensation

Schedule 3.11(b)     Compensation Plans

Schedule 3.11(c)     Employment Agreements

Schedule 3.11(d)     Employee Policies and Procedures

Schedule 3.11(e)     Unwritten Amendments

Schedule 3.11(f)     Labor Compliance

Schedule 3.12(a)     Employee Benefit Plans

Schedule 3.12(d)     Actuarial Assumptions

Schedule 3.12(g)     Medical and Dental Care Claims

Schedule 3.13        Absence of Certain Changes

Schedule 3.14(a)     Real Property

Schedule 3.14(b)     Personal Property

Schedule 3.14(c)     Leases

Schedule 3.14(d)     Assets Acquired

Schedule 3.15        Commitments

Schedule 3.16        Insurance Policies

Schedule 3.17        Proprietary Rights

                               INDEX OF SCHEDULES



Schedule 3.19        Permits and Licenses

Schedule 3.21        Litigation

Schedule 3.24        Inventory

Schedule 3.25        Books of Accounts

Schedule 3.26        Backlog

Schedule 3.27        Distributions

Schedule 3.28        Customers and Suppliers

Schedule 3.29        Product Warranties

Schedule 3.30        Ownership Interests of Interested Persons

Schedule 3.31        Investments in Competition

Schedule 3.32        Environmental Matters

Schedule 3.34        Government Inquiries

Schedule 5.02        June Balance Sheet

Schedule 11.01       Indemnified Claims

Schedule 13.12       Addresses

                               INDEX OF EXHIBITS



Exhibit A     Promissory Note

Exhibit B     General Release

Exhibit C     Johnson Employment Agreement

Exhibit D     Manufactured Homes Purchase Agreement

                                 SCHEDULE 11.01


1. Product warranty and service claims relating to homes sold by the Corporation on or prior to the Closing Date, to the extent that such claims exceed $1,074,524.74 (excluding any liability under subpart (g) of Section 11.01).

2. Any fines or penalities relating or pertaining to the OSHA Citation, to the extent that such fines or penalties exceed $35,000 in the aggregate.

3. Any costs, expenses or liabilities relating or pertaining to the lawsuit described in Schedule 3.21, to the extent that such costs, expenses or liabilities exceed $10,000 in the aggregate.